Exhibit 5.1(ii)

Cooley Godward LLP	ATTORNEYS AT LAW	Broomfield, CO 720 566-4000

	4401 Eastgate Mall San Diego, CA 92121-1909 Main 858 550-6000 Fax 858 550-6420 www.cooley.com	Palo Alto, CA 650 843-5000
Reston, VA 703 456-8000
September 2, 2005		San Francisco, CA 415 693-2000
JULIE M. ROBINSON (858) 550-6092 robinsonjm@cooley.com

Multicell Technologies, Inc. 701 George Washington Highway Lincoln, RI 02865

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by MultiCell Technologies, Inc. (the "Company") of a Registration Statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of an aggregate of 10,909,905 shares of the common stock of the Company, par value $.01 (the "Common Stock"), 5,333,333 shares of which are currently issued and outstanding (the "Issued Shares") and up to 5,576,662 shares of which may be issued upon the exercise of certain currently issued and outstanding warrants to purchase the Common Stock (the "Warrant Shares"). The Issued Shares and the Warrant Shares may be sold by certain stockholders, as described in the Registration Statement.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Issued Shares are validly issued, fully paid and nonassessable and the Warrant Shares, when issued and paid for in accordance with the terms of the applicable warrant, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By: /s/ Julie Robinson Julie M. Robinson, Esq.